UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 3 and 4, 2005

U.S. UNWIRED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Louisiana

(State or Other Jurisdiction of Incorporation)

000-22003	72-1457316
(Commission File Number)	(IRS Employer Identification No.)

901 Lakeshore Drive Lake Charles, LA	70601
(Address of Principal Executive Offices)	(Zip Code)

(337) 436-9000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

1. On January 4, 2005, Registrant’s wholly-owned subsidiary, IWO Holdings, Inc. (the “Company”) and each of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (the “Chapter 11 Case”). The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In connection with the Chapter 11 Case, the Debtors also filed with the Bankruptcy Court on January 4, 2005 a proposed “pre-packaged” plan of reorganization, under which (i) the Debtors will repay in full their outstanding senior credit agreement debt in the aggregate principal amount of $215,000,000, (ii) the Company’s outstanding Senior Notes in the aggregate principal amount of $160,000,000 will be exchanged for all of the new common stock of the Company, (iii) all other general unsecured claims will be unimpaired and paid in full, and (iv) the existing common stock of the Company, all of which is owned by Registrant, will be cancelled. In connection with the plan of reorganization, a newly formed corporation (“Newco”), which will be merged into the Company upon consummation of the plan of reorganization, anticipates issuing $232,720,400 in aggregate proceeds of new notes, the proceeds of which would be used primarily to repay the Debtors’ senior credit agreement debt. Consummation of the plan of reorganization would be subject to, among other things, obtaining such new financing. The Company has entered into amendments to its agreements with Sprint PCS, and has settled certain pending disputes with Sprint PCS, thus satisfying certain conditions necessary to the consummation of the plan of reorganization.

In addition, on November 29, 2004 the Company entered into a Lock Up Agreement (the “Lock Up Agreement”) with holders of approximately 68% of the Company’s 14% Senior Notes due 2011 (the “Senior Notes”) pursuant to which such holders agreed to vote in favor of and support the Company’s proposed financial restructuring plan including, among other things, the filing by the Debtors of the Chapter 11 Case, subject to the terms and conditions contained in the Lock Up Agreement. Following a pre-petition solicitation of votes from the holders of the Senior Notes, the Company received the votes of the holders of approximately 88.9% of the Senior Notes, constituting approximately 99.2% of the Senior Notes held by those holders voting, in support of the Company’s proposed plan of reorganization.

Shortly after consummation of the Plan and the merger with Newco, Registrant will have no equity interest in the Company and none of Registrant’s directors and officers will be directors or officers of the Company. Until then, however, Registrant will continue to consolidate the Company on its financial statements.

2. On January 3, 2005, the Company and each of its subsidiaries (collectively, the “Company”) entered into a First Amendment to Management Agreement (the “Amendment”) with Registrant. The Amendment amends the Management Agreement (the “Management Agreement”), dated as of April 1, 2004, between the Company and Registrant to provide for immediate cooperation of Registrant in the transitioning of management services to the new management team of the Company. Pursuant to the Amendment, subject to the consummation of the Company’s plan of reorganization described above, the Company will pay Registrant (a) an additional $75,000 monthly fee for restructuring services for the period from the date of consummation of the plan of reorganization through the conclusion of a four month transition period and (b) a quarterly adjustment to the base management fee of $625,000 for the period Registrant manages the Company during the calendar year 2005 through and including formal notice of termination of the Management Agreement, pro-rated for the applicable period. All other terms and provisions of the Management Agreement remain the same. Except for the provision as to Registrant’s immediate cooperation in providing transition services, the Amendment will become effective only if the Company’s proposed plan of reorganization is consummated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. UNWIRED, INC.

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	General Counsel and Corporate Secretary

Date: January 5, 2005

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